UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
 Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 18, 2016 (April 18, 2016)

TCP CAPITAL CORP.
 (Exact Name of Registrant as Specified in Charter)

Delaware	814-00899	56-2594706
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

2951 28th Street, Suite 1000
Santa Monica, California	90405
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code (310) 566-1000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.   Unregistered Sales of Equity Securities.

The information set forth under Item 8.01 of this Form 8-K is incorporated herein by reference. The Company offered and sold the Note in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). The Company relied on this exemption from registration based in part on representations made by the initial purchaser.  The Note and the underlying common stock issuable upon conversion of the Note have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Item 8.01. Other Events.

On April 18, 2016, TCP Capital Corp. (the “Company”) issued $30 million in aggregate principal amount of a 5.25% convertible note due 2021 (the “Note”) pursuant to a purchase agreement, dated as of April 18, 2016, between the Company and CNO Financial Investments Corp.  There were no placement agent or underwriting fees in connection with the transaction.

The Note will mature on April 30, 2021, unless previously converted.  The holder may convert the Note at its option at any time prior to the close of business on the business day immediately preceding April 30, 2021, in integral multiples of $1,000,000 principal amount. Additionally, the Note will be automatically converted in its entirety, without any further action by the holder, on the date on which the closing price of the common stock of the Company (“Common Stock”) has been at or above the Company’s most recent publicly reported net asset value per share of Common Stock for at least ten trading days (whether or not consecutive) in a 20 consecutive trading day period.

Upon conversion of the Note, the Company will deliver shares of Common Stock. The number of shares of Common Stock issuable to the holder upon conversion of the Note will be equal to the quotient of (i) the outstanding principal balance of the Note or, in the case of conversions in part, the principal balance specified in the relevant conversion notice, divided by (ii) the higher of (x) the Closing Price of the Common Shares on the Conversion Date and (y) the Corporation’s most recent publicly reported net asset value per Common Share as adjusted in good faith by or under the direction of the board of directors of the Corporation to its net asset value no earlier than two days prior to the Conversion Date (the amount described in clause (ii) of this sentence, the “Conversion Price”). In no event will the number of shares of Common Stock issuable upon conversion of the Note exceed 9.9% of the number of issued and outstanding shares of Common Stock on April 18, 2016 (subject to anti-dilution adjustments)  multiplied by a fraction, the numerator of which is the principal amount of the portion of the Note being converted at such time, and the denominator of which is $30 million.

The Note will be a general unsecured obligation of the Company, will rank equally in right of payment with the Company’s existing and future senior unsecured debt and will rank senior in right of payment to any potential subordinated debt, should any be issued in the future. The Note will rank junior to the Company’s secured indebtedness (including unsecured indebtedness that the Company later secures) to the extent of the value of the assets securing such indebtedness and will rank junior to all existing and future indebtedness (including trade payables) or preferred stock incurred or issued by the Company’s subsidiaries, financing vehicles or similar facilities.

The interest rate on the Note is 5.25% per year, payable semiannually in arrears on April 30 and October 31 of each year, commencing October 31, 2016.  The Note is subject to acceleration upon the occurrence of certain events of default, and the Company may be required to repurchase the Note from the holder upon the occurrence of certain events, such as a delisting of the Common Stock or the Company’s stockholders approving a plan or proposal for the liquidation or dissolution of the Company.

The information disclosed under this Item 8.01 is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 and shall not be deemed incorporated by reference into any filing made under the Securities Act of 1933, except as expressly set forth by specific reference in such filing.
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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TCP CAPITAL CORP.

Date: April 18, 2016

	By:	/s/ Paul L. Davis
	Name:	Paul L. Davis
	Title:	Chief Financial Officer

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